Perspective Therapeutics to Pursue Dose Escalation of [212Pb]VMT-α-NET in its Ongoing

Phase 1/2a Clinical Trial Based on Data Presented at the 2024 North American Neuroendocrine Tumor Society (NANETS) Multidisciplinary NET Medical Symposium

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[212Pb]VMT-α-NET continued to have a favorable safety profile, with no dose-limiting toxicities observed at the two doses tested (2.5 and 5.0 mCi)
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Eight of nine patients had durable control of disease. Six of nine patients had a measurable reduction of tumor volume, one of whom had a confirmed response as defined by RECIST v1.1. Signal of anti-tumor activity was generally more pronounced in patients with lower body weight
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Perspective is continuing all required activities to pursue dose escalation according to Safety Monitoring Committee recommendations; recruitment is ongoing at 5.0 mCi

SEATTLE, WASHINGTON – November 21, 2024 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, announced initial results from its ongoing Phase 1/2a clinical trial of [212Pb]VMT-α-NET that are being presented at the 2024 North American Neuroendocrine Tumor Society (NANETS) Multidisciplinary NET Medical Symposium taking place November 21-23, 2024 in Chicago.

VMT-α-NET is a somatostatin receptor type 2 (SSTR2)-targeted radiopharmaceutical therapy (RPT) that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha-particle therapy. Perspective received Fast Track Designation for this program from the U.S. Food and Drug Administration (FDA) based on preclinical data for SSTR2-positive neuroendocrine tumors (NETs) regardless of prior treatment response.

This Phase 1/2a clinical trial is a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive NETs who have not received prior RPTs and have shown radiological evidence of disease progression in the 12 months prior to enrollment.

Two patients were enrolled in Cohort 1, while seven patients were enrolled in Cohort 2. As of the data cut-off date for the NANETS presentation of October 31, 2024, eight patients had completed all four doses of treatment per the study protocol, while the remaining patient had completed three doses of treatment and will be scheduled to receive a fourth dose. As of the data cut-off date, scans were available to the study team for four patients after their fourth treatment, and post-final treatment scans were pending for the remaining five patients.

Per the study protocol, two patients in Cohort 1 received administered activity of 2.5 mCi per dose regardless of body weight. Based on their respective body weights, the median administered activity per kilogram of weight was 45.5 µCi/kg per dose. Seven patients in Cohort 2 received administered activity of 5.0 mCi per dose regardless of body weight. Based on their respective body weights, the median administered activity per kilogram of weight was 62.1 µCi/kg per dose, ranging from 31.8 µCi/kg to 84.6 µCi/kg per dose. One patient in Cohort 2 received two doses of 84.6 µCi/kg per dose, then received the third and fourth doses at a reduced activity level of 42.4 µCi/kg per dose due to an adverse event that was determined by the investigator to be unrelated.

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Safety findings: No dose limiting toxicities (DLTs) were observed among any patients. No grade 4 or 5 treatment emergent adverse events (TEAEs) or serious adverse events (SAEs) were observed. Two grade 3 adverse events (AEs) – one case of diarrhea and one case of syncope – were observed. No decline in renal function was observed. Hematologic AEs such as decreased lymphocyte count and anemia were all grades 1 and 2. No treatment discontinuations due to AEs have occurred.

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Activity has been observed with treatment. Eight of nine patients had durable control of disease. Six of nine patients had measurable reduction of tumor volume, one of whom had a confirmed response as defined by RECIST v1.1. The patient who experienced an objective response received the first two doses at 84.6 µCi/kg per dose, then received the remaining two doses at a reduced activity level of 42.4 µCi/kg. One patient was deemed to have progressive disease after one dose under RECIST v1.1, by unambiguous progression of non-target lesions.

The Safety Monitoring Committee (SMC) determined that safety observations during the DLT observation period supported proceeding with dose escalation to Cohort 3 and expanding the number of patients dosed at 5 mCi (up to 40 more patients). Based on FDA interactions prior to trial initiation, the decision to open Cohort 3 will follow consultation and alignment with the agency.

“I am excited to see that [212Pb]VMT-α-NET has demonstrated well-tolerated safety and appreciable activity at an early stage in this study,” said Richard L. Wahl, MD, Professor of Radiology, Mallinckrodt Institute of Radiology at Washington University School of Medicine. “These early clinical results support continuation of the dose escalation of [212Pb]VMT-α-NET.”

Markus Puhlmann, Chief Medical Officer of Perspective, commented, “Based on the safety profile and observed anti-tumor activities at this early stage, we believe the appropriate next step for patients is to continue treatment optimization for VMT-α-NET and to explore higher administered activities. In keeping with the commitment we made to the FDA prior to the start of dosing in this study, we expect to engage with the FDA in the coming weeks to pursue dose escalation, and an update will be provided in due course.”

Thijs Spoor, Chief Executive Officer of Perspective, added, “VMT-α-NET is the second investigational product from our proprietary platform to have delivered initial clinical results from a Company-sponsored dose finding study, both of which began in 2023. We are excited about our plans to file an IND by the end of this year for the third investigational product, PSV359, an internally discovered molecule that targets fibroblast activation protein-α, or FAP-α, associated with a variety of solid tumors. We look forward to seeing more data from our existing clinical programs and making progress on our plans to leverage our platform to help more patients in need in 2025.”

About VMT-α-NET

VMT-α-NET is a clinical-stage, targeted alpha-particle therapy (TAT) radiopharmaceutical being developed for the treatment and diagnosis of patients with somatostatin receptor subtype 2 (SSTR2) expressing neuroendocrine tumors (NETs), which are a rare and difficult-to-treat type of cancer. VMT-α-NET incorporates Perspective's proprietary lead-specific chelator (PSC) to bind 203Pb for SPECT imaging, and 212Pb for alpha particle therapy. Perspective is conducting a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive NETs who have not received prior radiopharmaceutical therapies (RPT). Perspective received Fast Track Designation for this program from the U.S. Food and Drug Administration (FDA) based on preclinical data for SSTR2-positive NETs regardless of prior treatment response. Perspective is also collaborating with a number of thought leaders to further elucidate the clinical profile of [212Pb]VMT-α-NET through investigator-initiated studies in the U.S. as well as overseas.

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are over 170,000 people living with this diagnosis.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma ([212Pb]VMT01) and neuroendocrine tumor ([212Pb]VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s ability to pioneer advanced treatment applications for cancers throughout the body; the Company’s ability to make progress in developing treatments for neuroendocrine tumors; the Company’s anticipated timing and expectations regarding regulatory communications, requests, interactions, submissions, and approvals; the Company’s activities and plans to pursue dose escalation for its Phase 1/2a clinical trial of [212Pb]VMT-α-NET; the Company’s expected timing for the receipt and disclosure of additional data regarding the Company’s Phase 1/2a clinical trial of [212Pb]VMT-α-NET; the Company’s plans to file an investigational new drug filing by the end of 2024 for PSV359; the Company’s plans to leverage its platform to help more cancer patients in 2025; the Company’s ability to provide targeted and effective treatment options for cancer patients; the ability of the Company’s proprietary technology utilizing the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides; the Company’s prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s belief that its "theranostic" approach enables the ability to see a specific tumor and then treat it to potentially improve efficacy and minimize toxicity; the Company’s ability to develop a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations; the Company’s clinical development plans and the expected timing thereof; the expected timing for availability and release of data in connection with its clinical trials; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities, and benefits of the Company’s product candidates and the potential application of these product candidates for other disease indications; the Company’s expectations, beliefs, intentions, and strategies regarding the future; the Company’s intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie Cheng

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com